LICENSE AGREEMENT

THIS LICENSE AGREEMENT, made effective this ____ day of July, 2009 (the “Effective Date”) by and between CROWN EQUITY HOLDINGS, INC. as Licensor (hereinafter called “Licensor”), a Nevada corporation having a principal place of business at 9663 St. Claude Avenue, Las Vegas, Nevada 89148, and VELVET INTERNATIONAL, INC., a corporation organized under the laws of Nevis having a principal office at P.O. Box 14, Clarke’s Estate, Cades Bay, Nevis, West Indies, as Licensee (hereinafter called “Licensee”)

WHEREAS, Licensor has developed a system and method, together with related software and programs, for the rendering of financial public relations services, which system, method, software and programs are proprietary assets and the intellectual property of Licensor;

WHEREAS, Licensee desires to establish a business of providing financial public relations services and desires to use the method, system, software and programs of Licensor;

WHEREAS, Licensee desires to secure a non-exclusive world-wide license for the application of the Licensor’s method, system, software and programs;

WHEREAS, Licensor is agreeable to licensing Licensee, on a non-exclusive basis, world-wide, for the use of the method, system, software and programs;

WHEREAS, the parties have negotiated and have reached certain understandings, and desire a document to evidence and formalize such understandings;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties have agreed, and do hereby agree, as follows:

ARTICLE 1 -

DEFINITIONS

For the purpose of this License Agreement, and solely for that purpose, the term “Technology” shall mean the method, system, software and programs of Licensor as used or applied  to financial public relations services and shall include for this purpose all proprietary data and trade secrets, all know-how, improvements, trade secrets, and all documentation relating to any of the foregoing;  databases, data collections and content and all rights therein, throughout the world and all computer software, including all source code, object code, firmware, development tools, files, records data, and documentation (including design documents, flowcharts and specifications therefor), and all media on which any of the foregoing is recorded  (collectively “Software”).

ARTICLE 2 -

LICENSE

Licensor hereby grants and agrees to grant to Licensee and Licensee hereby accepts and agrees to accept from Licensor, upon the terms and conditions herein specified, an exclusive, world-wide, royalty-free license, with right to sublicense, the Technology.

ARTICLE 3 -

NON-EXCLUSIVITY

The license herein granted shall be non-exclusive to Licensee.

ARTICLE 4 -

SUBLICENSING PROVISIONS

Licensor hereby grants and agrees to grant to Licensee and Licensee hereby accepts and agrees to accept from Licensor, upon the terms and conditions herein specified, a nonassignable  right and power to grant to others (“Sublicensees”), to use the Technology.

ARTICLE 5 -

LICENSE FEE

 Licensee shall pay to Licensor, upon execution and delivery of this License Agreement, an aggregate one-time license fee of Two Hundred Fifty Thousand Dollars ($250,000).

ARTICLE VI – NO ROYALTIES, RECORDS AND REPORTS

In consideration of the one-time aggregate license fee of Two Hundred Fifty Thousand Dollars ($250,000), Licensee shall have no duty to (a) pay any royalty, of any type or name, whether as on-going license fee, a royalty, maintenance fee or otherwise.  Accordingly, and furthermore, Licensee shall have no duty to keep records for make reports to the Licensor of its use of the Technology, whether directly or through sub-licensees.

ARTICLE VII – GENERAL

(a) This License Agreement constitutes the entire agreement between the parties as to the license of the Technology, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it.

(b) Any notice required or permitted to be given by this License Agreement shall be given by personal delivery, prepaid overnight courier, prepaid registered or certified mail addressed to the addresses at the head of this License Agreement, which addresses may be altered by notice.

(c) This License Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of Nevada.

(d) Nothing in this License Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this License Agreement or concerning the legal right of the parties to contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this License Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

(e) Licensee agrees to indemnify and hold harmless Licensor from and against any and all claims, damages and liabilities asserted by third parties (whether governmental or private) arising from Licensee's and Sublicensee's use of the Technology unless any such claim, damage or liability arises in whole or in part from the willful recklessness, negligence or breach of an obligation under this License Agreement by the Licensor.

(f) As used in this License Agreement, singular includes the plural and plural includes the singular, wherever so required by the context.  The headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute a part of this License Agreement.

 ARTICLE XV - EFFECTIVE DATE

This License Agreement shall become effective on the day and year first above written and shall.

ARTICLE XVI – CONFIDENTIALITY

The Parties agree that each shall hold in confidence and refrain from disclosing to others or using, in any activities other than those directly related to this Agreement, information which may be disclosed to each other which is marked “Confidential” including this License Agreement.   The Parties agree that each shall hold in confidence and refrain from disclosing to others or using, in any activities other than those directly related to this Agreement, information that has been disclosed to each other during the negotiation of this License Agreement that either Party indicated was confidential at the time of disclosure to the other Party.  Such confidential information shall be disclosed in writing, or if first communicated orally, confirmed in writing within thirty (30) days of initial disclosure except with respect to confidential information disclosed to each other during the negotiation of this License Agreement, which shall be confirmed in writing ten (10) days from the signing by such Party of this License Agreement.  Without limiting the foregoing in any way, the Parties assume these obligations in connection with information bearing on the subject matter of this Agreement, including, but not limited to, corporate business plans and goals related hereto and the terms and conditions of this License Agreement.  The provisions of the paragraph do not encompass information of the following character:

(i)  information which at the time of disclosure to the party was or is generally known or which later becomes known to others by publication or voluntary disclosure;

(ii)  information which was already in the party's possession at the time of disclosure to such party; or

(iii)  information which is available to the party from a source other than the other party which did not to the party's knowledge have as its source for the information any company or individual bound to secrecy by the other party; or

(iv) information which the Licensor or the Licensee is required to disclose in connection with compliance with federal and state securities or similar disclosure laws applicable to either of them. The provisions of the preceding paragraph supersede any previous agreement or confidentiality entered into by the parties, and shall survive termination or expiration of this Agreement.

ARTICLE XVII -REPRESENTATIONS AND WARRANTIES

Licensor represents and warrants to Licensee as of the Effective Date, that:

(i) Licensor has the right and the ability to license the Technology to Licensee;

(ii) the offer to sell, use, licensing and sale of the Technology do not or will not interfere or infringe on any intellectual property rights owned or possessed by any third party, nor would the use of the Technology render Licensee liable to a third party for patent infringement.  Licensor is not aware of any third party having superior rights that could reasonably be expected to prevent Licensee from fulfilling its covenants and obligations herein;

(iii) There are no claims, judgments, pending or threatened claims or litigation, or settlements against or owed by Licensor or pending or threatened claims or litigation relating to the Technology and Licensor does not know of any reason for such claims, judgments, settlements, or pending or threatened claims or litigation;

(iv) Licensor has no knowledge of any circumstances that would adversely affect the commercial utility of the Technology within the scope of the licenses granted under this License Agreement; and

(v) Licensor owns all right, title and interest in and to the Technology free from all claims, encumbrances, mortgages, liens, taxes, pledges, and similar defects of any kind..

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement on the date(s) indicated below, to be effective the day and year first above written.

CROWN EQUITY HOLDINGS, INC.

By:	/s/ Kenneth Bosket

VELVET INTERNATIONAL LTD.

By: